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                                                                    EXHIBIT 23.1


              Consent of Independent Certified Public Accountants


The Board of Directors
SouthFirst Bancshares, Inc.


We consent to incorporation by reference in the registration statements (Nos. 333-4534, 333-4536 and 333-4538) on Form S-8 of SouthFirst Bancshares, Inc. of our report dated November 21, 1997, relating to the consolidated balance sheets of SouthFirst Bancshares, Inc. and its subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997, which report appears in the September 30, 1997 annual report on Form 10-K of SouthFirst Bancshares, Inc.


                                             KPMG Peat Marwick LLP


Birmingham, Alabama
January 9, 1998